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                                   EXHIBIT 99



           CAUTIONARY FACTORS RELEVANT TO FORWARD-LOOKING INFORMATION

         CYTOTHERAPEUTICS, INC. (THE "COMPANY") WISHES TO CAUTION READERS THAT THE FOLLOWING IMPORTANT FACTORS, AMONG OTHERS, IN SOME CASES HAVE AFFECTED AND IN THE FUTURE COULD AFFECT THE COMPANY'S RESULTS AND COULD CAUSE ACTUAL RESULTS AND THE NEEDS AND FINANCIAL CONDITION OF THE COMPANY TO VARY MATERIALLY FROM FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY ON THE BASIS OF MANAGEMENT'S CURRENT EXPECTATIONS. THE BUSINESS IN WHICH THE COMPANY IS ENGAGED IS DEPENDENT ON UNPROVEN TECHNOLOGY, RAPIDLY CHANGING, EXTREMELY COMPETITIVE AND INVOLVES A HIGH DEGREE OF RISK, AND ACCURACY WITH RESPECT TO FORWARD-LOOKING STATEMENTS IS DIFFICULT.

         DEPENDENCE ON ASTRA AND RESULTS OF PHASE IIB CLINICAL TRIAL. The Company's ability to continue development of its encapsulated-cell therapy products is dependent on the willingness of Astra AB to continue to support further development of the Company's encapsulated-cell product for the treatment of chronic pain. While Astra increased its support for this program during 1998 and the first half of 1999 in order to facilitate completion of the Phase IIB clinical trial for this product, Astra has the right to terminate the agreement providing for its support for this product at any time. The Company expects that the results from the Phase IIB clinical trial for this product will be available about mid-1999. The Company expects Astra to make a decision on continued support for the Company's chronic pain program based in substantial part on Astra's review of the results of this trial. Should Astra determine to terminate the program or seek to reduce its support for the program or to otherwise adversely modify the terms of the Company's relationship with Astra, any such action would have a material, adverse effect on the Company's liquidity and capital resources and would likely result in the Company's inability to continue to fund further development of its proposed encapsulated-cell products.

         NEED TO OBTAIN CORPORATE PARTNER OR PARTNERS TO SUPPORT STEM CELL DEVELOPMENT EFFORTS. The Company's ability to continue to fund the development of its neural and other stem cell technologies will be dependent on the Company's ability to reach appropriate partnering arrangements providing support for the Company's discovery and development efforts. While the Company has engaged, and expects to continue to engage, in discussions regarding such arrangements, the Company has not reached any agreement regarding any such arrangements and there can be no assurance that the Company will be able to obtain any such agreement.

         LACK OF LIQUIDITY AND CAPITAL RESOURCES. The Company has limited liquidity and capital resources and must obtain significant additional capital resources in order to sustain its product development efforts. The Company's ability to obtain additional capital will be substantially dependent on Astra's decision regarding continuation of support for the Company's chronic pain product and the Company's ability to obtain partnering support for its stem cell technology. The Company's liquidity and capital resources will be adversely affected to the extent that the Company is required to redeem common stock of the Company held by Genentech, Inc. under the terms of the Company's partnering agreement with Genentech regarding possible development of an encapsulated-cell product for the treatment of Parkinson's disease, which was terminated by Genentech in May 1998. Under this agreement, if upon termination of the agreement the $8.3 million received by the Company from the sale of the Company's Common Stock to Genentech at the commencement of the agreement exceeds by more than $1 million the funds expended by the Company in developing the proposed Parkinson's product, the Company is obligated to repurchase from Genentech for cash consideration shares of the Company's common stock having a value equal to the amount of the overfunding, at the same per share price originally paid by Genentech ($10.01 per share). Genentech has requested that the Company redeem shares of the Common Stock having an aggregate value of at least $3.1 million. The Company is negotiating with Genentech regarding the terms and amount of such redemption (which the Company currently expects may be approximately $3.1 million).

         EARLY STAGE DEVELOPMENT; HISTORY OF OPERATING LOSSES - Substantially all of the Company's revenues to date have been derived, and for the foreseeable future substantially all of the Company's revenues will be derived, from collaborative agreements, research grants and income earned on invested funds. The Company will incur substantial operating losses in the future as the Company conducts its research, development, clinical trial and manufacturing activities. There can be no assurance that the Company will achieve revenues from product sales or become profitable.

         FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING - The development of the Company's products will require the commitment of substantial resources to conduct the time-consuming research, preclinical development and clinical trials that are necessary for regulatory approvals and to establish production and marketing capabilities, if such approvals are obtained. The Company will need to raise substantial additional funds to continue its product development efforts and intends to seek such additional funds through partnership, collaborative or other arrangements with corporate sponsors, public or private equity or debt financings, or from other sources. Future cash requirements may vary from projections based on changes in the Company's research and development programs, progress in preclinical and clinical testing, the Company's ability to enter into, and perform successfully under, collaborative agreements, competitive and technological advances, the need to obtain proprietary rights owned by third parties, facilities requirements, changes in regulations and other factors. Lack of necessary funds may require the Company to delay, reduce or eliminate some or all of its research and product development programs or to license its potential products or technologies to third parties. No assurance can be given that funding will be available when needed, if at all, or on terms acceptable to the Company.

         UNCERTAINTIES OF CLINICAL DEVELOPMENT AND NEW MODE OF THERAPY - None of the Company's proposed products has been approved for commercial sale or entered Phase III clinical trials. Even if the Company's proposed products appear to be promising at an early stage of research or development such products may later prove to be ineffective, have adverse side effects, fail to receive necessary regulatory approvals, be difficult or uneconomical to manufacture or market on a commercial scale, be adversely affected by government price controls or limitations on reimbursement, be precluded from commercialization by proprietary rights of third parties, by regulatory restrictions, or be subject to significant competition from other products. There can be no assurance that the Company will be able to demonstrate, as required, that its implants, on a consistent basis and on a commercial scale, among other things: (i) successfully isolate transplanted cells from the recipient's immune system; (ii) remain biocompatible with the tissue into which they are implanted, including, for certain implants, brain tissue; (iii) adequately maintain the viability of cells contained within the membrane for a sufficiently long time to be efficacious and commercially viable; (iv) safely permit the therapeutic substances produced by the cells within the membrane to pass through the membrane unto the patient in controlled doses for extended periods; and (v) are sufficiently durable for the intended indication. While clinicians have generally had little difficulty in retrieving the Company's implants, there have been cases where the implant broke on attempted explant. The Company has changed its implantation procedure and its implants and is continuing a program of developing stronger implants. In addition, the viability of implanted

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encapsulated cells varies depending of the cell type, the implantation location and other factors. Lack of viability could restrict certain of the Company's programs to indications where long-term delivery of the therapeutics substances is not required. There can also be no assurance that the products that may be generated in the Company's stem cell programs will: (i) survive and persist in the desired locations, (ii) provide the therapeutic benefits intended, (iii) properly differentiate and integrate into existing tissue in the desired manner, or (iv) not cause tumors or other side effects.

         There has been increasing regulatory concern about the risks of cell transplantation. Certain of these concerns have focused on the use of cells derived from cows (such as are used in the Company's pain program) and cells from primates and pigs. The United Kingdom has adopted a moratorium on all xenotransplantation pending further research and discussion; the EC Commission has introduced a ban on the use of "high-risk material" from cattle and sheep in the Member States of the European Union in the manufacture of pharmaceuticals. In addition, the FDA has proposed guidelines that impose significant constraints on the conduct of clinical trials utilizing xenotransplantion and are likely to significantly affect the cost of producing the Company's products using non-human cells; such costs could make the Company's products cost more to produce than the Company receives for their production. Furthermore, the FDA has published a "Proposed Approach to Regulation of Cellular and Tissue-Based Products" which relates to the use of human cells. The Company cannot presently determine the effects of such actions or what other actions might be taken. Restrictions on the testing or use of cells, whether human or non-human, as human therapeutics, could adversely affect the Company's product development programs and the Company itself and could prevent the Company from producing and/or selling products or make the cost of production by the Company prohibitively high. See "Government Regulation."

         DEPENDENCE ON OUTSIDE PARTIES - The Company's strategy for the research, development, commercialization and marketing of its products contemplates that the Company will enter into various arrangements with corporate sponsors, pharmaceutical companies, universities, research groups and others. There is no assurance that the Company will be able to maintain its existing arrangements or to enter into any additional arrangements on terms acceptable to the Company, or successfully perform its obligations under its existing or any additional arrangements. If any of the Company's collaborators terminates its relationship with the Company or fails to perform its obligations in a timely manner, the development or commercialization of the Company's product candidate or research program under such collaborative agreement may be adversely affected. Moreover, as noted above, the Company is particularly dependent on its pain program partner, Astra AB.

         NEED FOR AND UNCERTAINTY OF OBTAINING PATENT PROTECTION - Patent protection for products such as those the Company proposes to develop is highly uncertain and involves complex factual and evolving legal questions. No assurance can be given that any patents issued or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted under such patents will provide competitive advantages to the Company. On the other hand, it is important for the Company to obtain patent protection. This is particularly true in the case of the Company's stem cell technology where the first person or entity to discover and patent a particular stem or progenitor cell may effectively block all others, meaning that it will be critically important to the Company's stem cell development efforts for the Company or its collaborators to be the first to discover any stem cell which the Company is seeking to discover. Failure to be the first to make such a discovery would likely force the Company to terminate or substantially modify its efforts directed toward the discovery of the discovered stem cell, and would likely have a substantial adverse effect on the Company.

         EXISTENCE OF THIRD PARTY PATENTS AND PROPRIETARY RIGHTS; NEED TO OBTAIN LICENSE - A number of pharmaceutical, biotechnology and other companies, universities and research institutions have filed patent applications or have been issued patents relating to cell therapy and encapsulation and other technologies potentially relevant to or required by the Company's expected products. The Company cannot predict which, if any, of such applications will issue as patents or the claims that might be allowed. The Company is aware that a number of entities have filed applications relating to stem and/or progenitor cells. The Company is also aware of a number of third-party patent applications and patents relating to cell encapsulation or claiming use of genetically modified cells to treat disease, disorder or injury. In particular, the Company is aware of a third-party U.S. patent which relates the use of cells for alleviating chronic pain in humans and of two issued U. S. patents claiming certain methods for treating defective, diseased or damaged cells in the mammalian

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CNS by grafting genetically modified cells. The Company cannot predict the effect of existing patent applications and patents on future unencapsulated products. In addition, the Company is aware of third-party patents and patent applications claiming rights to the neurotrophic factors (such as CNTF, NT 4/5, Neurturin, and CT-1) which the Company hopes to deliver with its technology, and to the production of these factors through the use of genetically modified cells. The Company expects to use genetically modified cells to produce these factors for use in its encapsulated products and expects that it may wish to genetically modify its stem/progenitor cells. The Company may also be required to seek licenses in regard to other cell lines, the techniques used in creating, obtaining or maintaining such cell lines, the materials used in the manufacture of its implants or otherwise. There can be no assurance that the Company will be able to establish collaborative arrangements or obtain licenses to the foregoing technology or to other necessary or desirable technology on acceptable terms, if at all, or that the patents underlying any such licenses will be valid and enforceable. See "Patents, Proprietary Rights and Licenses" in the Company's Annual Report on Form 10-K.

         GOVERNMENT REGULATION - The Company's research, preclinical development and clinical trials, as well as the manufacturing and marketing of its potential products, are subject to extensive regulation by governmental authorities in the United States and other countries. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. There can be no assurance that the Company or its collaborators will be able to obtain the necessary approvals to commence or continue clinical testing or to manufacture or market its potential products in anticipated time frames, if at all. In addition, several legislative proposals have been made to reform the FDA. If such proposals are enacted they may result in significant changes in the regulatory environment the Company faces. These changes could result in different, more costly or more time consuming approval requirements for the Company's products, in the dilution of FDA resources available to review the Company's products, or in other unpredictable consequences. See "Government Regulation" in the Company's Annual Report on Form 10-K.

         SOURCES OF CELLS AND OTHER MATERIALS - The Company's potential products require genetically engineered cell lines or living cells harvested from animal or human sources. There can be no assurance that the Company will successfully identify or develop sources of the cells required for its potential products and obtain such cells in quantities sufficient to satisfy the commercial requirements of its potential products. These supply limitations may apply, in particular, to primary cells that must be drawn directly from animal or human sources, such as the bovine adrenal chromaffin cells currently used in the Company's product for the treatment of pain. As an alternative to primary cells, the Company is developing products based on the use of genetically altered cells. Intellectual property rights to important genetic constructs used in developing such cells, including the constructs used to develop cells producing neurotrophic factors, are or may be claimed by one or more companies, which could prevent the Company from using such cells. In addition, many suppliers of materials used by the Company in its media, implants, and other components have restricted the use of such materials for implantation into humans; if the Company cannot obtain the necessary materials for its implants, the Company would be adversely affected.

         MANUFACTURING UNCERTAINTIES - The Company's pilot manufacturing plant, may not have sufficient capacity to permit the Company to produce all the products for all of the clinical trials it anticipates developing. In addition, the Company has not developed the capability to commercially manufacture any of its proposed products and is unaware of any other company that has manufactured any membrane-encapsulated cell product on a commercial scale. There can be no assurance that the Company will be able to develop the capability of manufacturing any of its proposed products at a cost or in the quantities necessary to make a commercially viable product, if at all.

         COMPETITION - Competitors of the Company are numerous and include major pharmaceutical and chemical companies, biotechnology companies, universities and other research institutions. Currently, several of these competitors market and sell therapeutic products for the treatment of chronic pain, Parkinson's disease and other CNS conditions. In addition, most of the Company's competitors have substantially greater capital resources, experience in obtaining regulatory approvals and, in the case of commercial entities,

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experience in manufacturing and marketing pharmaceutical products, than the
Company. A number of other companies are attempting to develop methods of delivering therapeutic substances within or across the blood brain barrier. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than those being developed by the Company or that would render the Company's technology and products obsolete or non-competitive. See "Competition" in the Company's Annual Report on Form 10-K.

         DEPENDENCE ON KEY PERSONNEL - The Company is highly dependent on the principal members of its management and scientific staff and certain of its outside consultants. Loss of the services of any of these individuals could have a material adverse effect on the Company's operations. In addition, the Company's operations are dependent upon its ability to attract and retain additional qualified scientific and management personnel. There can be no assurance the Company will be able to attract and retain such personnel on acceptable terms given the competition among pharmaceutical, biotechnology and health care companies, universities and research institutions for experienced personnel.

         REIMBURSEMENT AND HEALTH CARE REFORM - In both domestic and foreign markets, sales of the Company's potential products will depend in part upon the availability and amounts of reimbursement from third-party health care payor organizations, including government agencies, private health care insurers and other health care payors such as health maintenance organizations and self-insured employee plans. There is considerable pressure to reduce the cost of therapeutic products. There can be no assurance that reimbursement will be provided by such payors at all or without substantial delay, or, if such reimbursement is provided, that the approved reimbursement amounts will provide sufficient funds to enable the Company to sell its products on a profitable basis. See "Reimbursement and Health Cost Control" in the Company's Annual Report on Form 10-K.


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